Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 SCMedia@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Second Quarter 2017 Results
Dallas, TX (July 28, 2017) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for the second quarter ended June 30, 2017 (“Q2 2017”) of $265 million, or $0.74 per diluted common share. During Q2 2017, SC's effective tax rate was 24.0 percent, down from 35.2 percent in the second quarter ended June 30, 2016 (“Q2 2016”). The decreased tax rate for Q2 2017 is associated with Santander Consumer International Puerto Rico, LLC results, leading to a $41 million impact, or $0.11 per diluted common share, of which $14 million, or $0.04 per diluted common share is attributable to Q2 2017.
Q2 2017 Highlights (variances compared to Q2 2016):

•
Announced proposed dividends of $0.03 per share in Q4 2017 and $0.05 per share in Q1 and Q2 of 2018, following the Comprehensive Capital Analysis and Review (“CCAR”) results of Santander Holdings USA, Inc. (“SHUSA”)

•	Total auto originations of $5.5 billion, up 1%

•	Core retail auto loan originations of $2.3 billion, up 36%

•	Chrysler Capital nonprime loan originations of $948 million, up 11%

•	Chrysler Capital prime loan originations of $854 million, down 30%

•	Net finance and other interest income of $1.1 billion, down 6%

•	Net leased vehicle income of $131 million, up 5%

•	Return on average assets of 2.7%, down from 3.0%

•	Common equity tier 1 (“CET1”) ratio of 14.3%, up 170 bps

•	Executed asset sales of $536 million through Banco Santander flow agreement

•	Completed national roll out of Chrysler Capital VIP program with more than 2,500 dealers enrolled

•	Chrysler penetration rate of 20%, up from 19% at the end of the first quarter of 2017

•	Issued $2.3 billion in securitizations, including the first public DRIVE securitization

“We are pleased that following SHUSA's 2017 CCAR results, SC announced proposed dividends to our shareholders of $0.03 per share in the fourth quarter of 2017 and $0.05 per share in the first and second quarters of 2018, as SC and SHUSA continue to make significant improvements to the organization's capital planning processes. While there is still work to be done, I am proud of our diligent and hard work over the last several years as we endeavor to maintain the highest standards of governance, compliance and risk management,” said Jason Kulas, President and Chief Executive Officer.

Mr. Kulas continued, “We are also pleased with the progress we have made to further strengthen our relationship with Chrysler. During the quarter, we completed the national roll out of our VIP program with more than 2,500 Chrysler dealers enrolled, executed a second asset sale through the Banco Santander flow agreement, and remain committed to growing our dealer floorplan strategy with Santander Bank NA, all of which support improved penetration rates with Chrysler.”

Izzy Dawood, Chief Financial Officer, added, “During the quarter, we continued to demonstrate robust access to the capital markets by executing two securitizations totaling $2.3 billion from our SDART and DRIVE platforms, including our inaugural public DRIVE securitization.”

Finance receivables, loans and leases, net1 of $35 billion as of Q2 2017 increased 3 percent versus December 31, 2016. Net finance and other interest income decreased 6 percent to $1.1 billion in Q2 2017 from $1.2 billion in Q2 2016, driven by a combination of lower retail installment contract (“RIC”) balances and higher cost of funds, which was driven primarily by an increase in benchmark rates.

SC’s average annual percentage rate (“APR”) at the end of Q2 2017 for RICs held for investment was 16.6 percent, down from 16.7 percent at the end of Q2 2016. These APRs are consistent with credit trends in our held for investment portfolio. As of the end of Q2 2017, RICs with FICO® scores at origination of less than 540 decreased to 22.4 percent, from 22.9 percent as of the end of Q2 2016, and RICs with FICO® scores at origination greater than 640 increased to 14 percent, from 13.3 as of the end of Q2 2016.
Net leased vehicle income increased 5 percent to $131 million in Q2 2017, from $125 million in Q2 2016, as a result of the continued growth of our leasing portfolio.

SC's allowance ratio2 decreased 10 basis points, to 12.6 percent at the end of Q2 2017, from 12.7 percent at the end of Q1 2017.

SC’s RIC net charge-off ratio3 and delinquency ratio4 increased to 7.5 percent and 4.7 percent, respectively, in Q2 2017, from 6.0 percent and 4.2 percent, respectively, in Q2 2016. The increase in SC's net charge-off ratio is attributable to a combination of a lower recovery rate, slower portfolio growth since Q2 2016 and the acceleration of bankruptcy related charge-offs. These bankruptcy related charge-offs are primarily timing related and would have likely otherwise occurred in future quarters, as such not changing SC's overall view of vintage losses. The increase in delinquency ratio in Q2 2017 was also impacted by the slower portfolio growth since Q2 2016.

Provision for credit losses increased to $521 million in Q2 2017, from $512 million in Q2 2016.

SC recorded net investment losses of $100 million in Q2 2017, compared to net investment losses of $101 million in Q2 2016. The current period losses were primarily driven by $90 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, comprised of $104 million in customer default activity and a $14 million decrease in market discount, consistent with typical seasonal patterns. Excluding the impact of personal lending, net investment losses totaled $2 million.

During Q2 2017 SC incurred $282 million of operating expenses, up 4 percent from $272 million in Q2 2016, primarily driven by continued investment in compliance and control functions. SC's expense ratio for the quarter increased to 2.2 percent, up from 2.0 percent during the same period last year.

SC executed asset sales of $566 million during Q2 2017, with $536 million in sales generated through the flow agreement with Banco Santander, under which it retains servicing. The serviced for others portfolio of $9.9 billion as of Q2 2017, is down 24 percent from $13 billion in Q2 2016. Servicing fee income decreased 26 percent to $32 million in Q2 2017, from $43 million in Q2 2016. The decline in SC's serviced for others portfolio and servicing fee income are a result of lower prime originations and lower prime asset sales in Q2 2017, compared to the same quarter the prior year, as the prime environment remains highly competitive.

1 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2 Ratio for allowance for credit losses excludes end of period balances on purchased receivables portfolio of $194 million and finance receivables held for sale of $2.1 billion.
3 Net charge-off ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.
4 Delinquency ratio is defined as the ratio of end of period delinquent principal over 60 days to end of period gross balance of the respective portfolio, excludes capital leases.

Conference Call Information
SC management will host a conference call and webcast to discuss its Q2 2017 results and other general matters at 9:00 a.m. Eastern Time on Friday, July 28, 2017. The conference call will be accessible by dialing 877-681-3375 (U.S. domestic), or 719-325-2494 (international), conference ID 6461311. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q2 2017 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 6461311, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal controls over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with Fiat Chrysler Automobiles US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed asset portfolio of approximately $50 billion (as of June 30, 2017), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Second Quarter 2017

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	10
Table 6: Asset Sales	11
Table 7: Ending Portfolio	12
Table 8: Reconciliation of Non-GAAP Measures	13

Table 1: Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$341,412	$160,180
Finance receivables held for sale, net	2,123,103	2,123,415
Finance receivables held for investment, net	23,634,914	23,481,001
Restricted cash	2,756,879	2,757,299
Accrued interest receivable	330,710	373,274
Leased vehicles, net	9,285,718	8,564,628
Furniture and equipment, net	71,432	67,509
Federal, state and other income taxes receivable	97,282	87,352
Related party taxes receivable	467	1,087
Goodwill	74,056	74,056
Intangible assets	32,242	32,623
Due from affiliates	23,146	31,270
Other assets	736,121	785,410
Total assets	$39,507,482	$38,539,104
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$5,624,440	$6,739,817
Notes payable — secured structured financings	23,747,907	21,608,889
Notes payable — related party	2,276,179	2,975,000
Accrued interest payable	32,743	33,346
Accounts payable and accrued expenses	335,807	379,021
Deferred tax liabilities, net	1,419,820	1,278,064
Due to affiliates	60,467	50,620
Other liabilities	331,386	235,728
Total liabilities	33,828,749	33,300,485

Equity:
Common stock, $0.01 par value	3,595	3,589
Additional paid-in capital	1,664,903	1,657,611
Accumulated other comprehensive income, net	27,860	28,259
Retained earnings	3,982,375	3,549,160
Total stockholders’ equity	5,678,733	5,238,619
Total liabilities and equity	$39,507,482	$38,539,104

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,232,252	$1,271,741	$2,441,438	$2,557,936
Leased vehicle income	429,264	368,358	847,497	698,150
Other finance and interest income	5,205	3,890	9,030	7,802
Total finance and other interest income	1,666,721	1,643,989	3,297,965	3,263,888
Interest expense	233,371	198,594	460,460	383,329
Leased vehicle expense	298,224	243,140	588,395	464,500
Net finance and other interest income	1,135,126	1,202,255	2,249,110	2,416,059
Provision for credit losses	520,555	511,921	1,155,568	1,172,091
Net finance and other interest income after provision for credit losses	614,571	690,334	1,093,542	1,243,968
Profit sharing	8,443	17,846	16,388	29,240
Net finance and other interest income after provision for credit losses and profit sharing	606,128	672,488	1,077,154	1,214,728
Investment losses, net	(99,522)	(101,309)	(175,921)	(170,365)
Servicing fee income	31,953	42,988	63,637	87,482
Fees, commissions, and other	91,964	95,623	192,159	197,743
Total other income	24,395	37,302	79,875	114,860
Compensation expense	127,894	123,344	264,156	243,186
Repossession expense	67,269	68,351	138,568	141,896
Other operating costs	87,252	80,532	184,769	178,001
Total operating expenses	282,415	272,227	587,493	563,083
Income before income taxes	348,108	437,563	569,536	766,505
Income tax expense	83,433	154,218	161,434	274,861
Net income	$264,675	$283,345	$408,102	$491,644

Net income per common share (basic)	$0.74	$0.79	$1.14	$1.37
Net income per common share (diluted)	$0.74	$0.79	$1.13	$1.37
Weighted average common shares (basic)	359,461,407	358,218,378	359,284,213	358,096,634
Weighted average common shares (diluted)	359,828,690	359,867,806	359,928,003	359,426,918

Table 3: Other Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	16.1%	16.1%	15.8%	16.3%
Yield on purchased receivables portfolios	20.4%	26.4%	20.3%	25.8%
Yield on receivables from dealers	5.6%	3.6%	5.4%	4.5%
Yield on personal loans (1)	25.3%	23.6%	25.0%	23.1%
Yield on earning assets (2)	13.7%	14.2%	13.5%	14.4%
Cost of debt (3)	3.0%	2.5%	2.9%	2.5%
Net interest margin (4)	11.3%	12.2%	11.2%	12.4%
Expense ratio (5)	2.2%	2.0%	2.3%	2.1%
Return on average assets (6)	2.7%	3.0%	2.1%	2.6%
Return on average equity (7)	19.1%	24.0%	15.0%	21.3%
Net charge-off ratio on individually acquired retail installment contracts (8)	7.5%	6.0%	8.2%	7.0%
Net charge-off ratio on purchased receivables portfolios (8)	0.8%	(1.4)%	0.7%	(0.7)%
Net charge-off ratio on receivables from dealers (8)	—	0.8%	—	0.4%
Net charge-off ratio on personal loans (8)	39.0%	—	61.3%	—
Net charge-off ratio (8)	7.5%	5.9%	8.2%	6.9%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	4.7%	4.2%	4.7%	4.2%
Delinquency ratio on personal loans, end of period (9)	12.7%	12.1%	12.7%	12.1%
Delinquency ratio on loans held for investment, end of period (9)	4.7%	4.2%	4.7%	4.2%
Allowance ratio (10)	12.6%	12.6%	12.6%	12.6%
Common Equity Tier 1 capital ratio (11)	14.3%	12.6%	14.3%	12.6%
Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$512,621	$412,246	$1,111,554	$952,559
Charge-offs, net of recoveries, on purchased receivables portfolios	419	(1,037)	772	(1,061)
Charge-offs, net of recoveries, on receivables from dealers	—	135	—	135
Charge-offs, net of recoveries, on personal loans	1,321	—	4,779	—
Charge-offs, net of recoveries, on capital leases	1,278	2,599	2,592	5,070
Total charge-offs, net of recoveries	$515,639	$413,943	$1,119,697	$956,703
End of period Delinquent principal over 60 days, individually acquired retail installment contracts held for investment	$1,287,334	$1,142,648	$1,287,334	$1,142,648
End of period Delinquent principal over 60 days, personal loans	$177,615	$168,020	$177,615	$168,020
End of period Delinquent principal over 60 days, loans held for investment	$1,292,326	$1,151,627	$1,292,326	$1,151,627
End of period assets covered by allowance for credit losses	$27,342,511	$27,338,761	$27,342,511	$27,338,761
End of period Gross finance receivables and loans held for investment	$27,512,362	$27,577,127	$27,512,362	$27,577,127
End of period Gross personal loans	$1,400,369	$1,391,859	$1,400,369	$1,391,859
End of period Gross finance receivables, loans, and leases held for investment	$37,916,523	$36,747,203	$37,916,523	$36,747,203
Average Gross individually acquired retail installment contracts held for investment	$27,168,965	$27,674,279	$27,136,965	$27,384,765
Average Gross personal loans held for investment	$13,566	$2,278	$15,587	$6,111
Average Gross individually acquired retail installment contracts	$28,202,716	$29,015,183	$28,235,651	$28,624,094
Average Gross purchased receivables portfolios	202,097	297,663	211,494	317,789
Average Gross receivables from dealers	68,810	71,576	69,361	73,706
Average Gross personal loans	1,402,416	1,376,633	1,450,002	1,550,680
Average Gross capital leases	25,752	48,161	28,235	54,179
Average Gross finance receivables, loans and capital leases	$29,901,791	$30,809,216	$29,994,743	$30,620,448
Average Gross finance receivables, loans, and leases	$40,093,171	$39,516,716	$40,011,065	$38,858,731
Average Managed assets	$50,435,958	$53,237,279	$50,844,426	$53,050,984
Average Total assets	$39,216,971	$38,089,236	$39,063,816	$37,576,941
Average Debt	$31,519,486	$31,576,856	$31,545,144	$31,227,922
Average Total equity	$5,540,371	$4,726,601	$5,434,973	$4,609,561

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio. Effective as of September 30, 2016, the Company records the charge-off activity for certain personal loans within the provision for credit losses due to the reclassification of these loans from held for sale to held for investment.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

Amounts related to our individually acquired retail installment contracts as of and for the three and six months ended June 30, 2017 and 2016, are as follows:

(Unaudited, Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Credit loss allowance — beginning of period	$3,441,219	$3,320,227	$3,411,055	$3,197,414
Provision for credit losses	518,370	514,755	1,147,467	1,177,881
Charge-offs	(1,111,715)	(1,032,517)	(2,336,412)	(2,183,145)
Recoveries	599,094	620,271	1,224,858	1,230,586
Credit loss allowance — end of period	$3,446,968	$3,422,736	$3,446,968	$3,422,736

Net charge-offs	$512,621	$412,246	$1,111,554	$952,559
Average unpaid principal balance (UPB)	27,168,965	27,674,279	27,136,965	27,384,765
Charge-off ratio[1]	7.5%	6.0%	8.2%	7.0%

	June 30, 2017[2]		December 31, 2016[2]
Principal 30-59 days past due	$2,701,257	9.9%	$2,911,800	10.7%
Delinquent principal over 59 days[3]	1,412,377	5.2%	1,520,105	5.6%
Total delinquent contracts	$4,113,634	15.1%	$4,431,905	16.3%

	June 30, 2017	December 31, 2016
TDR - Unpaid principal balance	$5,880,317	$5,599,567
TDR - Impairment	1,686,159	1,611,295
TDR allowance ratio	28.7%	28.8%

Non-TDR - Unpaid principal balance	$21,360,225	$21,528,406
Non-TDR - Allowance	1,760,809	1,799,760
Non-TDR allowance ratio	8.2%	8.4%

Total - Unpaid principal balance	$27,240,542	$27,127,973
Total - Allowance	3,446,968	3,411,055
Total allowance ratio	12.7%	12.6%

1“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio
2Percent of unpaid principal balance.
3Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016	March 31, 2017
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,750,752	$3,176,087	$6,669,307	$7,482,180	$3,185,373
Average APR	15.6%	14.0%	16.7%	14.9%	17.0%
Average FICO® (a)	612	624	598	609	593
Discount	0.3%	0.2%	0.4%	0.5%	0.4%

Personal loans	$5,660	$9,272	$5,660	$9,281	$—
Average APR	25.7%	25.0%	25.7%	25.0%	—

Leased vehicles	$1,426,957	$1,694,829	$3,027,616	$3,311,909	$1,600,659

Capital lease	$1,001	$1,805	$2,178	$3,658	$1,177
Total originations retained	$5,184,370	$4,881,993	$9,704,761	$10,807,028	$4,787,209

Sold Originations (b)
Retail installment contracts	$304,748	$547,007	$1,172,771	$1,403,717	$601,205
Average APR	6.6%	3.6%	6.2%	3.0%	5.8%
Average FICO® (c)	725	754	727	758	727
Total originations sold	$304,748	$547,007	$1,172,771	$1,403,717	$601,205

Total originations	$5,489,118	$5,429,000	$10,877,532	$12,210,745	$5,388,414

(a)
Unpaid principal balance excluded from the weighted average FICO score is $503 million, $509 million, $1 billion, $1.3 billion, and $443 million for the three months ended June 30, 2017 and 2016, the six months ended June 30, 2017 and 2016, and the three months ended March 31, 2017, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $49 million, $99 million, $77 million, $296 million, and $40 million, respectively, were commercial loans.

(b)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(c)
Unpaid principal balance excluded from the weighted average FICO score is $39 million, $64 million, $156 million, $175 million, and $80 million for the three months ended June 30, 2017 and 2016, the six months ended June 30, 2017 and 2016, and the three months ended March 31, 2017, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $14 million, zero, $58 million, zero, and $31 million, respectively, were commercial loans.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016	March 31, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$566,309	$659,224	$1,496,899	$1,519,179	$930,590
Average APR	6.6%	3.5%	6.2%	2.9%	5.9%
Average FICO®	725	758	726	762	726

Personal loans	$—	$—	$—	$869,349	$—
Average APR	—	—	—	17.9%	—
Total asset sales	$566,309	$659,224	$1,496,899	$2,388,528	$930,590

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of June 30, 2017, and December 31, 2016, are as follows:

	June 30, 2017	December 31, 2016
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$27,434,063	$27,358,147
Average APR	16.6%	16.4%
Discount	1.6%	2.3%

Personal loans	$11,926	$19,361
Average APR	31.8%	31.5%

Receivables from dealers	$66,373	$69,431
Average APR	5.2%	4.9%

Leased vehicles	$10,380,491	$9,612,953

Capital leases	$23,670	$31,872

Table 8: Reconciliation of Non-GAAP Measures

	June 30, 2017	June 30, 2016
	(Unaudited, Dollar amounts in thousands)
Total equity	$5,678,733	$4,876,712
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	177,619	196,962
Deduct: Accumulated other comprehensive income (loss), net	27,860	(50,766)
Tier 1 common capital	$5,473,254	$4,730,516
Risk weighted assets (a)	$38,368,928	$37,460,349
Common Equity Tier 1 capital ratio (b)	14.3%	12.6%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.